SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 8, 2007
POINT THERAPEUTICS, INC.
(Exact Name of Registrant as Specified in Charter)

DELAWARE	0-19410
(State or Other Jurisdiction of Incorporation)	(Commission File Number)

155 FEDERAL STREET, BOSTON, MASSACHUSETTS 02110
(Address of Principal Executive Offices)

Registrant's telephone number, including area code: (617) 933-2130

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On February 5, 2007, Point Therapeutics, Inc. (the “Company”) received a Nasdaq Staff Deficiency Letter formally notifying the Company that it is not in compliance with the audit committee requirements of Nasdaq's Marketplace Rule 4350. Since Mr. William J. Whelan’s resignation from the Board, announced on January 24, 2007, the Audit Committee has had only two members, both of whom are independent directors as defined under the Nasdaq rules. Rule 4350 requires a company listed on the Nasdaq Capital Market to have an audit committee with at least three members, all of whom must be independent. As required by the Nasdaq rules, the Company had notified Nasdaq of its noncompliance, and the Company was expecting the letter it received from NASDAQ on February 5, 2007.

Nasdaq's rules provide a grace period for curing violations of the audit committee requirements. In the Company's case, the grace period extends until the earlier of the Company’s next annual shareholders’ meeting or January 24, 2008. If the Company were not to regain compliance by that date, Nasdaq would begin proceedings to delist its shares. The Company intends to regain compliance and is in the process of seeking a qualified candidate to serve on it audit committee, which will restore compliance with Nasdaq's audit committee requirements.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

99.1 - Press release issued by the Company dated February 8, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POINT THERAPEUTICS, INC.

Date: February 8, 2007	By:	/s/ Donald R. Kiepert, Jr.
Name: Donald R. Kiepert, Jr.
Title: President, Chief Executive Officer

EXHIBIT INDEX

The following exhibit is filed herewith:
Exhibit	Description
99.1	Press release dated February 8, 2007.